Exhibit 10.5

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is dated as of the Effective Date (as defined in Addendum I hereto) by and between Rancon Realty Fund V, a California limited partnership (“Seller”) and Tony Padilla and Armida Padilla, (herein collectively referred to as “Buyer”).

Recitals

A. Buyer desires to acquire the Property from Seller and Seller desires to sell the Property to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereby agree as follows:

1. Definitions. Terms used in this Agreement shall have the meanings set forth in Addendum I attached hereto.

2. Agreement to Purchase and Sell. Subject to and upon the terms and conditions herein set forth and the representations and warranties contained herein, Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller.

3. Consideration. Seller and Buyer agree that the total Consideration for the Property shall be Two Million One Hundred Fifty-Seven Thousand Eight Hundred Dollars ($2,157,800).

(a) The Consideration shall comprise the following components:

(i) Buyer has deposited the Initial Deposit with the Title Company. Prior to the expiration of the Due Diligence Period, Buyer shall deposit the Additional Deposit in escrow with the Title Company. If the Additional Deposit is not made prior to the expiration of the Due Diligence Period, this Agreement shall terminate and the Initial Deposit, together with any interest that has accrued thereon, shall be returned to the Buyer and each party shall be relieved from any further liability or obligation hereunder. Upon receipt of the Additional Deposit, the Title Company shall pay the Earnest Money to Seller and the Earnest Money shall become nonrefundable unless Buyer shall terminate this Agreement upon failure of Buyer’s Conditions Precedent as provided in Section 5. All Earnest Money while held by the Title Company shall be held in a federally insured interest-bearing account and interest accruing thereon shall be for the account of the Buyer and shall become part of the Earnest Money. In the event the transaction contemplated hereby is consummated, the Earnest Money shall be credited against Buyer’s payment obligations hereunder.

(ii) Cash. Immediately available funds, in an amount equal to the Consideration, less the Earnest Money.

4. Buyer’s Due Diligence. As more fully provided below, Seller agrees to assist and cooperate with Buyer in obtaining access to the Property and certain documents relating thereto for purposes of inspection and due diligence.

(a) Physical Inspection of the Property. At any time(s) reasonably requested by Buyer following the Effective Date and prior to Closing, Seller shall afford authorized representatives of Buyer reasonable access to the Property for purposes of satisfying Buyer with respect to the representations, warranties and covenants of Seller contained herein and with respect to the satisfaction of any Conditions Precedent to the Closing; provided, however, that Buyer shall use commercially reasonable efforts not to unreasonably disturb or interfere with the rights of Tenants. Buyer shall provide Seller with not less than forty-eight (48) hours advance written notice of any such inspections, and Seller, at its election, shall have the right to have a representative present during any such investigations. Buyer shall not perform any intrusive testing without the prior written consent of Seller, which consent may be arbitrarily withheld. Buyer hereby agrees to indemnify and hold Seller harmless from any claims, liabilities, costs, damages or injury to persons or property resulting from such investigations or caused by Buyer or its authorized representatives during their entry and investigations prior to the Closing. In the event this Agreement is terminated, Buyer shall restore the Property to substantially the condition in which it was found. This indemnity shall survive the termination of this Agreement or the Closing, as applicable.

(b) Delivery of Documents and Records. To the extent not previously delivered, Seller shall deliver the Due Diligence Materials to Buyer within five (5) days after the Effective Date. Except as specifically set forth herein, Seller makes no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information supplied to Buyer in connection with Buyer’s inspection of the Property (e.g., that such materials are complete, accurate, or the final version thereof, or that all such materials are in the Seller’s possession). It is the parties’ express understanding and agreement that such materials are provided only for Buyer’s convenience in making its own examination and determination prior to the Approval Date, as to whether or not it wishes to purchase the Property, and, in doing so, Buyer shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Buyer expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its own inspections and agrees that it shall rely solely on its own independently developed or verified information.

(c) Contacts with Property Managers. At any time reasonably requested by Buyer following the Effective Date and prior to Closing, Buyer may contact and interview the property manager/leasing agent(s), provided that such contacts or interviews shall occur only after reasonable oral or written notice to Seller and Seller may be present during any interview.

(d) Service Contracts. At or before the Closing, except as set forth below, Seller will terminate all existing Service Contracts for the Property except for those Service Contracts listed on Schedule 2, which will be assigned to and assumed by Buyer at the Closing.

(d)Approval of Title. Prior to the Approval Date, Buyer shall advise Seller what exceptions to title, if any, will be accepted by Buyer. Seller shall have ten (10) business days after receipt of Buyer’s objections to give to Buyer: (A) written notice that Seller will remove such objectionable exceptions on or before the Closing Date; or (B) written notice that Seller elects not to cause such exceptions to be removed. Seller’s failure to give notice to Buyer within the ten (10) business day period shall be deemed to be Seller’s election not to cause such exceptions to be removed. If Seller gives Buyer notice or is otherwise deemed to have elected to proceed under clause (B), Buyer shall have until five (5) days after receipt of Seller’s actual or deemed notice as to Seller’s unwillingness to cause such exceptions to be removed to elect to proceed with the transaction or terminate this Agreement. If Buyer fails to give Seller notice of its election on or before the expiration of such five (5) day period, Buyer shall be deemed to have elected to proceed with the transaction and to have waived any right terminate this Agreement under this provision. If Seller gives notice pursuant to clause (A) and fails to remove any such objectionable exceptions from title prior to the Closing Date, and Buyer is unwilling to take title subject thereto, Buyer shall have the right to elect to terminate this Agreement and Section 14(a) shall apply. Notwithstanding the foregoing, Seller shall remove, at its expense, any exception to title that represents a lien that secures an existing monetary obligation except taxes and assessments that are not yet due and payable.

(f) Buyer’s Right to Terminate. At any time up to the Approval Date, Buyer has the unqualified right to terminate this Agreement and obtain a refund of any and all amounts paid hereunder to Title Company or to Seller, subject to Buyer’s obligations to return Due Diligence Materials to Seller as provided in the Section entitled “Conditions to Closing.” On or before the Approval Date, if Buyer wishes to terminate this Agreement, Buyer may give the Seller written notice of its disapproval of the Property and election to terminate this Agreement.

Notwithstanding any provision herein to the contrary, if Buyer fails to deliver the Additional Deposit to the Title Company on or before the Approval Date, Buyer shall be deemed to have exercised its right to terminate this Agreement.

5. Conditions to Closing.

(a) Buyer’s Conditions Precedent. Buyer’s Conditions Precedent as set forth below are conditions to Buyer’s obligation to acquire the Property. The Buyer’s Conditions Precedent are intended solely for the benefit of Buyer. If any of the Buyer’s Conditions Precedent is not satisfied, Buyer shall have the right in its sole discretion either to waive the Buyer’s Condition Precedent and proceed with the acquisition without adjustment to the Consideration or terminate this Agreement by written notice to Seller and the Title Company and thereupon Buyer shall obtain a refund of any and all amounts paid hereunder to the Title Company or to Seller, subject to Buyer’s obligation to return Due Diligence Material as provided in Subsection (d) below.

(i) Conveyances by Seller. At the Closing, Seller shall convey to Buyer all of its right, title and interest to the Property by executing and delivering all documents required to be delivered by Seller pursuant to the Section entitled “Closing and Escrow.”

(ii) Representations and Warranties. The representations and warranties of the Seller contained in Addendum II shall be true and correct as of the Closing Date as though made at and as of the Closing Date, and Seller’s covenants under this Agreement shall be satisfied as of the Closing Date (to the extent such covenants are to be satisfied as of the Closing Date.)

(iii) Title Policy. Title Company shall be committed to issue the Title Policy at Closing for the Property, showing title to the insured Property vested in Buyer, subject only to the Permitted Exceptions. Buyer may elect to obtain a new survey or revise, modify, or re-certify an existing survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Buyer’s objectives; provided, however, in no event shall the issuance and/or receipt of such Survey be a condition precedent to, or delay, Closing.

(iv) Tenant Estoppel Certificates. Seller obtaining and delivering to Buyer the Tenant Estoppel Certificates on or before the Closing Date, as required under Section 8 hereunder.

(v) Property Condition. The physical condition of the Real Property shall be substantially the same on the Closing Date as on the Effective Date, reasonable wear and tear and loss by casualty excepted.

(b) Seller’s Conditions Precedent. Seller’s Conditions Precedent as set forth below are conditions precedent to Seller’s obligation to transfer the Property, and are intended solely for the benefit of Seller. If any of the Seller’s Conditions Precedent is not satisfied, Seller shall have the right in its sole discretion either to waive the Seller’s Condition Precedent and proceed with the transaction or terminate this Agreement by written notice to Buyer and the Title Company.

(i) Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct as of the Closing Date as though made at and as of the Closing Date, and Buyer’s covenants under this Agreement shall be satisfied as of the Closing Date (to the extent such covenants are to be satisfied as of the Closing Date.

(c) Deemed Approval of Conditions. In the event that any party having the right of cancellation hereunder based on failure of a condition precedent set forth herein does not inform the other party and Title Company in writing of the failure of any condition precedent made for the benefit of such party prior to the Closing, such failure shall be deemed to have been waived, effective as of the Closing; provided that a party shall not be deemed to have waived any claim for breach of any representation or warranty by the other party unless such party has Actual Knowledge of such breach prior to Closing.

(d) Return of Materials. Upon termination of this Agreement and the escrow for failure of a condition precedent or upon termination by Buyer prior to the Approval Date, Buyer shall return to Seller all materials provided by Seller to Buyer pursuant to the Section entitled “Buyer’s Due Diligence.”

6. Closing and Escrow.

(a) Closing Date. The Closing shall be conducted through the Title Company, on or before the Closing Date.

(b) Deposit of Agreement and Escrow Instructions. The parties shall promptly deposit a fully executed copy of this Agreement with Title Company and this Agreement shall serve as escrow instructions to Title Company for consummation of the transactions contemplated hereby. The parties agree to execute such additional escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control unless such supplementary instructions are signed by both Buyer and Seller and a contrary intent is expressly indicated in such supplementary instructions. Seller and Buyer hereby designate Title Company as the Reporting Person for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

(c) Seller’s Deliveries to Escrow. At or before the Closing, Seller shall deliver to the Title Company, in escrow, the following:

(i) the duly executed and acknowledged Deed;

(ii) a duly executed Assignment of Leases;

(iii) a duly executed Bill of Sale;

(iv) a duly executed Assignment of Contracts;

(v) a FIRPTA affidavit (in the form attached as Exhibit E) pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986, and on which Buyer is entitled to rely, that Seller is not a foreign person within the meaning of Section 1445(0(3) of the Internal Revenue Code, and any equivalents required by the states in which the property is located; and

(vi) any other instruments, records or correspondence called for hereunder which have not previously been delivered.

(d) Seller’s Deliveries to Buyer.

(i) Deliveries at Closing. At or before the Closing, Seller shall deliver to Buyer the following:

a) operating statements for that portion of the current year ending at the end of the calendar month preceding the month in which the Closing Date occurs, provided, however, that if the Closing occurs during the first fifteen days of a month, the operating statement shall be updated to the end of the calendar month that is two months prior to the Closing;

b) a Rent Roll dated as of the first day of the month in which the Closing Date occurs;

c) duly executed original Tenant Estoppel Certificates to the extent required hereunder;

d) one original form notice to the Tenants, informing them of this transaction; and

e) all keys to the Property.

(ii) Deliveries After Closing. Promptly after closing, Seller shall deliver to Buyer the following, to the extent they have not already been delivered:

a) Copies of the Contracts listed on Schedule 2;

b) originals of the Leases, to the extent available; if an original is not available, Seller shall use best efforts to provide Buyer with a legible copy; and

c) any other instruments, records or correspondence called for hereunder which have not previously been delivered, to the extent available.

(e) Buyer’s Deliveries to Escrow. At or before the Closing, Buyer shall deliver or cause to be delivered in escrow to the Title Company the following:

(i) a duly executed Assignment of Leases;

(ii) a duly executed Assignment of Contracts; and

(iii) the Cash.

(f) Deposit of Other Instruments. Seller and Buyer shall each deposit such other instruments as are reasonably required by Title Company or otherwise required to close the escrow and consummate the transactions described herein in accordance with the terms hereof.

7. Closing Adjustments and Prorations. With respect to the Property, the following adjustments shall be made, and the following procedures shall be followed:

(a) Basis of Prorations. All prorations shall be calculated as of 12:01 a.m. on the Closing Date, on the basis of a 365-day year.

(b) Items Not to be Prorated. There shall be no prorations or adjustments of any kind with respect to:

(i) Insurance Premiums;

(ii) Delinquent Rents for Full Months Prior to the Month in which the Closing Occurred. Delinquent rents for full months prior to the month in which the Closing occurred shall remain the property of Seller, and Buyer shall have no claim thereto whether collected by Seller or Buyer, before or after the Closing, and no responsibility of any kind with respect thereto except as specifically set forth herein. Seller may take all appropriate collection measures (including litigation if deemed by Seller to be necessary or desirable), except that Seller may not seek any remedy which would interfere with the Tenant’s continued occupancy and full use of its premises under such Tenant’s Lease, or Buyer’s rights to receive Rent with respect to any period beginning on the Closing Date. In the event that Buyer collects any such delinquent rents, Buyer shall promptly pay such amounts over to Seller in accordance with the procedures set forth subsection (d) below. The foregoing notwithstanding, in the event that Seller has commenced legal collection proceedings against any Tenant prior to the Closing Date, Seller shall have the right, but not the obligations, to continue to prosecute such proceedings at its own cost and expense, and to seek any remedy to which it may be entitled.

(iii) Additional Rents Relating to Full or Partial Months Prior to the Closing Date. If Additional Rents relating to full or partial months prior to the Closing Date are not finally adjusted between Seller and any Tenant until after the Closing Date, then any refund to which any Tenant may be entitled shall be the obligation of Seller, and any additional amounts due from the Tenant for such period shall be the property of Seller. Buyer shall have no obligation with respect to any such refund due to any Tenant and no claim to any such amounts due from any Tenant, except that Buyer shall promptly pay to Seller any such delinquent Additional Rent amounts as it actually collects, in accordance with the procedures set forth in subsection (d) below. In seeking to collect any such amount due from any Tenant, Seller may take all appropriate collection measures (including litigation, if deemed by Seller to be necessary or desirable), except that, in seeking to collect any such additional amounts due from any Tenant, Seller may not seek any remedy which would interfere with the Tenant’s continued occupancy and full use of its premises under such Tenant’s Lease, or Buyer’s rights to receive Additional Rent with respect to any period beginning on the Closing Date. If Seller receives any refund of expenses paid prior to the Closing and relating to a period prior to the Closing, and such expenses were reimbursed in whole or in part by any Tenant, Seller shall refund to each Tenant its share of any such refund. The foregoing notwithstanding, in the event that Seller has commenced legal collection proceedings against any Tenant prior to the Closing Date, Seller shall have the right, but not the obligations, to continue to prosecute such proceedings at its own cost and expense, and to seek any remedy to which it may be entitled.

(c) Closing Adjustments. Prior to Closing, Seller shall prepare for review, comment and agreement by Buyer a proration statement for the Property, and each party shall be credited or charged at the Closing, in accordance with the following:

(i) Rents. Seller shall account to Buyer for any Rents actually collected by Seller for the rental period in which the Closing occurs, and Buyer shall be credited for its pro rata share.

(ii)Expenses.

a) Prepaid Expenses. To the extent Expenses have been paid prior to the Closing Date for the rental period in which the Closing occurs, Seller shall account to Buyer for such prepaid Expenses, and Seller shall be credited for the amount of such prepaid expenses applicable to the period after the Closing Date.

b) Unpaid Expenses. To the extent Expenses relating to the rental period in which the Closing occurs are unpaid as of the Closing Date but are ascertainable, Buyer shall be credited for Seller’s pro rata share of such Expenses for the period prior to the Closing date.

c) Property Taxes. For purposes of this Subsection entitled “Expenses,” the Title Company shall pro-rate property taxes based on the most recent available tax bills. Property Taxes shall be subject to a post closing adjustment once the actual tax bills are available (to the extent that the same are not available at Closing for the period in which the Closing occurs), provided, however, that the Buyer shall be solely responsible for any increased taxes resulting from the change in ownership of the Property from Seller to Buyer or resulting from an increased tax levy based upon the Consideration paid hereunder.

(iii) Security Deposits. Seller shall deliver to Buyer all prepaid rents, security deposits, letters of credit and other collateral actually held by Seller or any of its affiliates or successors-in-interest under any of the Leases, to the extent not applied by Seller prior to the Closing Date.

(d) Post-Closing Adjustments. After the Closing Date, Seller and Buyer shall make post closing adjustments in accordance with the following;

(i) Non-delinquent Rents. If either Buyer or Seller collects any non-delinquent Rents applicable to the month in which the Closing occurred, such Rents shall be prorated as of the Closing Date and paid to the party entitled thereto.

(ii) Delinquent Rents for month in which the Closing occurred. If either Buyer or Seller collects from any Tenant Rents that were delinquent as of the Closing Date and that relate to the rental period in which the Closing occurred, then such Rents shall be applied in the following order of priority: First, to reimburse Buyer or Seller for all out-of-pocket third-party collection costs actually incurred by Buyer or Seller in collecting such Rents (including the portion thereof relating to the period after the Closing Date); second, to satisfy such Tenant’s Rent obligations relating to the period after the Closing Date; and third, to satisfy such delinquent Rent obligations relating to the period prior to the Closing Date. Seller shall have no right to pursue the collection of such delinquent Rents, except that Seller shall retain to right to continue to prosecute any collection proceedings that were initiated against any Tenant prior to the Closing Date.

(iii) Expenses. With respect to any invoice received by Buyer or Seller after the Closing Date for Expenses that relate to the period in which the Closing occurred, the party receiving such invoice shall give the other party written notice of such invoice, and the other party shall have thirty days to review and approve the accuracy of any such invoice. If the parties agree that the Invoice is accurate and should be paid, Buyer shall compute Buyer’s pro rata share, write a check for that amount in favor of the vendor, and then send the invoice and check to Seller, in which case Seller agrees that it will pay for its share and forward the invoice and the two payments to the vendor.

(iv) Survival of Obligations. The obligations of Seller and Buyer under the Subsection entitled “Post-Closing Adjustments” shall survive the Closing for a period of ninety (90) days, and all such adjustments shall be made prior to that time. After that date, all prorations hereunder shall be deemed final for all purposes, and no further adjustments shall be made thereto except as specifically contemplated herein.

(e) Allocation of Closing Costs. Closing costs shall be allocated as set forth below:

(i) Escrow charges: 50% to Buyer and 50% to Seller.

(ii) Recording fees: 50% to Buyer and 50% to Seller.

(iii) Title insurance premium for base Title Policy: 100% to Seller. Buyer shall be solely responsible for the costs for extended coverages, endorsements and lender’s title policies requested by Buyer or its lender(s).

(iv) Transfer taxes: 100% to Seller.

(v) Survey costs: 100% to Buyer.

8. Tenant Estoppel Certificates. Seller shall use all reasonable efforts to obtain a Tenant Estoppel Certificate from all Tenants, dated no earlier than thirty (30) days prior to the Closing Date, conforming to the most recent Rent Roll and alleging no defaults, offsets, or claims against Seller. Seller shall deliver completed Tenant Estoppel Certificates to Buyer as they are received by Seller, and shall use all reasonable efforts to deliver all Tenant Estoppel Certificates to Buyer prior the Closing. It shall be a condition to Buyer’s obligation to close the acquisition of the Property that not later than the Closing Date:

(a) Seller delivers to Buyer Tenant Estoppel Certificates from the Required Tenants; or

(b) To the extent Seller is unable to obtain Tenant Estoppel Certificates, or any items required to be therein, from the Required Tenants, Seller may deliver to Buyer and Buyer shall be obligated to accept, on the Closing Date a certification in which Seller warrants and represents to Buyer, with respect to such missing Tenant Estoppel Certificates or any missing items required to be included therein, as to all matters that were to be included therein. If Seller is later able to deliver to Buyer a Tenant Estoppel Certificate from any Tenant as to which Seller has provided a Seller’s Certificate that does not materially differ from the Seller’s Certificate, the Seller’s Certificate as to such Tenant shall become null and void.

9. Transfer of Property “As Is”. Except for representations and warranties made herein, Buyer acknowledges that none of the Seller, any affiliate of the Seller, any of their respective shareholders, partners, members, officers, directors, employees, contractors, agents, attorneys, nor other representatives of Seller (collectively, the “Seller Related Parties”) have made any verbal or written representations, warranties, promises or guarantees whatsoever to Buyer, whether express or implied, and, in particular, no such representations, warranties, guaranties or promises have been made with respect to the physical condition or operation of the Property, title to or the boundaries of the Property, soil conditions, the environmental condition of the Property, including, without limitation, the presence, discovery, release, threatened release or removal of Hazardous Materials (including, without limitation, the presence of asbestos or, asbestos containing materials), the actual or projected revenue and expenses or the Property, the zoning and other laws, regulations or rules applicable to the Property or the compliance of the Property therewith, the quantity, quality or condition of the articles of personal property and fixtures included in the transactions contemplated hereby, the use or occupancy of the Property or any part thereof or any other matter or thing affecting or related to the Property or the transactions contemplated hereby, except as, and solely to the extent, herein specifically set forth.

(a) Prior to the Approval Date, Buyer acknowledges that it will have reviewed or have had the opportunity to review the Due Diligence Materials.

(b) Buyer further acknowledges that certain of the Due Diligence Materials may have been prepared by parties other than Seller.

(c) Buyer acknowledges that it has not relied upon any representations or warranties not specifically set forth herein, and has entered into this Agreement after having made and relied solely on its own independent investigation, inspections, analyses, appraisals and evaluations of facts and circumstances.

(d) Except for its reliance on the representations and warranties specifically set forth herein, Buyer agrees to accept Property “as is” in its present condition, subject to reasonable use, wear and tear but excluding casualty and condemnation, between the date hereof and the Closing Date, and further agrees that except for any breach of its representations and warranties specifically set forth herein, Seller shall not be liable for any latent defects in the Property or bound in any manner whatsoever by any guarantees, promises, projections, operating statements, setups or other information pertaining to the Property made, furnished or claimed to have been made or furnished by Seller or any Seller Related Party, whether verbally or in writing.

(e) Buyer is a sophisticated purchaser, with experience in acquiring, owning and operating real property in the nature of the Property. Buyer is familiar with the risks associated with sale transactions that involve purchases based on limited information, representations and disclosures. Buyer understands and is freely taking all risks involved in connection with this transaction.

(f) Buyer acknowledges that, except as specifically set forth herein, Seller hereby specifically disclaims any warranty or guaranty, oral or written, implied or arising by operation of law, and any warranty of condition, habitability, merchantability or fitness for a particular purpose, in respect to the Property.

(g) Except for those matters expressly set forth in this Agreement to survive the Closing and except for the agreements of Seller and Buyer set forth in the closing documents or otherwise entered into at the Closing, Buyer agrees that Buyer’s acceptance of the Deed shall be and be deemed to be an agreement by Buyer that Seller has fully performed, discharged and complied with all of Seller’s obligations, covenants and agreements hereunder and that Seller shall have no further liability with respect thereto.

(h) As a material inducement to Seller to agree to sell the Property to Buyer and to execute this Agreement, except to the extent specifically provided to the contrary herein or in the Deed and other instruments to be executed and delivered by Seller at the Closing, or any action for breach of any representation, warranty and/or covenant of Seller specifically set forth herein, Buyer hereby waives, releases and forever discharges Seller, any affiliate, and their respective shareholders, partners, members, officers, directors, employees, contractors, agents, attorneys and other representatives (collectively, the “Released Parties”) from all claims, causes of action, demands, losses, damages, liabilities, costs and expenses (including attorney’s fees and disbursements whether suit is instituted or not) which Buyer has or may have in the future on account of or in any way arising out of (i) the structural and physical condition of the Property or its surroundings, (ii) the financial condition of the operation of the Property either before or after the Closing Date, (iii) any law, ordinance, rule, regulation, restriction or legal requirement which is now or may hereafter be applicable to the Property and (iv) the environmental condition of the Property, including, without limitation, the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property or the applicability to the Property of any Environmental Laws, as such acts may be amended from time to time, or any other federal, state or local statute or regulation relating to environmental contamination at, in or under the Property. Buyer shall not make or institute any claims against any of the Released Parties which are inconsistent with the foregoing. Buyer agrees that this release shall be given full force and effect according to each of its expressed terms and provisions. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist, which if known by Buyer, would materially effect Buyer’s release to Seller. Buyer hereby waives California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge, and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses.

Buyer’s Initials lie

(i) In no event shall Seller be liable for any incidental, special, exemplary or consequential damages, including, without limitation, loss of profits or revenue, interference with business operations, loss of tenants, lenders, investors, buyers, diminution in value of the Property, or inability to use the Property, due to the condition of the Property.

(j) The provisions of this Section shall survive the Closing or any termination of this Agreement.

10. Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer the matters set forth on Addendum II, which is incorporated herein by this reference as though fully set forth herein. Other than as expressly contained in Addendum II, Seller makes no representations or warranties of any kind relating to the Property or its condition or fitness. Buyer is entitled to rely on Seller’s representations and warranties notwithstanding Buyer’s inspection and investigation of the Property, except to the extent that Buyer has Actual Knowledge on or before the Closing Date that any such representation or warranty is inaccurate, in which case such representation or warranty shall be deemed modified by Buyer’s Actual Knowledge.

11. Buyer’s Representations and Warranties. Buyer hereby represents and warrants as of the Effective Date and as of the Closing Date to Seller as follows:

(a) To the extent that any permitted assignee of any Buyer is a corporation, partnership, limited liability company or other form of business entity (“Entity”), such Entity is duly organized, validly existing and in good standing under the laws of the state of its organization, and is qualified to do business in the state(s) where the Property is located.

(b) Buyer has full power and authority to execute and deliver this Agreement and to perform all of the terms and conditions hereof to be performed by Buyer and to consummate the transactions contemplated hereby. This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing have been duly executed and delivered by Buyer and are or at the time of Closing will be the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as the enforcement thereof may be limited by applicable Creditors’ Rights Laws. Buyer is not presently subject to any bankruptcy, insolvency, reorganization, moratorium, or similar proceeding.

(c) The individuals executing this Agreement and the instruments referenced herein on behalf of any Entity and its constituent entities, if any, have the legal power, right and actual authority to bind such Entity as a Buyer to the terms and conditions hereof and thereof.

(d) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the compliance with the terms and conditions hereof will (a) violate or conflict, in any material respect, with any provision of any Entity’s organizational documents or to Buyer’s Actual Knowledge any statute, regulation or rule, or, to Buyer’s Actual Knowledge, any injunction, judgment. order, decree, ruling, charge or other restrictions of any government, governmental agency or court to which any Buyer is subject, and which violation or conflict would have a material adverse effect on Buyer. Neither Buyer is a party to any contract or subject to any other legal restriction that would prevent fulfillment by Buyer of all of the terms and conditions of this Agreement or compliance with any of the obligations under it

(e) To Buyer’s Actual Knowledge all material consents required from any governmental authority or third party in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby have been made or obtained or shall have been made or obtained by the Closing Date. Complete and correct copies of all such consents shall be delivered to Seller.

(f) Buyer has made (or will make prior to the Closing Date) an independent investigation with regard to the Property, will have ascertained to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws codes and regulations, and Buyer’s intended use thereof, including without limitation, review and/or approval of matters disclosed by Seller pursuant to this Agreement.

(g) There is no litigation pending or, to Buyer’s knowledge, threatened, against Buyer or any basis therefor that might materially and detrimentally affect the ability of Buyer to perform its obligations under this Agreement. Buyer shall notify Seller promptly of any such litigation of which Buyer becomes aware.

12. Risk of Loss.

(a) Notice of Loss. If, prior to the Closing Date, any portion of the Property suffers a Minor or Major Loss, Seller shall immediately notify Buyer of that fact, which notice shall include sufficient detail to apprise Buyer of the current status of the Property following such loss.

(b) Minor Loss. Buyer’s obligations hereunder shall not be affected by the occurrence of a Minor Loss, provided that: (i) upon the Closing, there shall be a credit against the Consideration equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of such Minor Loss, plus the amount of any insurance deductible; or (ii) insurance or condemnation proceeds available to Seller are sufficient to cover the cost of restoration and the insurance carrier has admitted liability for the payment of such costs. If the proceeds or awards have not been collected as of the Closing, then Seller’s right, title and interest to such proceeds or awards shall be assigned to Buyer at the Closing, together with a credit against the Consideration in the amount of any insurance deductible. This provision shall not limit any of the Buyer’s repair obligations under the Leases. If there is a Minor Loss and insurance coverage as set forth above is not available, Buyer shall have the same rights as if it was a Major Loss.

(c) Major Loss. In the event of a Major Loss, Buyer may, at its option to be exercised by written notice to Seller within twenty (20) days of Seller’s notice to Buyer of the occurrence thereof, elect to either (i) terminate this Agreement as to the damaged or condemned Property (in which event the Consideration payable hereunder shall be reduced by the fair market value or previously agreed Consideration allocable to such Property, or (ii) consummate the acquisition of the Property for the full Consideration, subject to the following. If Buyer elects to proceed with the acquisition of the Property, then the Closing shall be postponed to the later of the Closing Date or the date which is five (5) days after Buyer makes such election and, upon the Closing, Buyer shall be given a credit against the Consideration equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of such Major Loss, plus the amount of any insurance deductible. If the proceeds or awards have not been collected as of the Closing, then Seller’s right, title and interest to such proceeds or awards shall be assigned to Buyer, and Seller will cooperate with Buyer as reasonably requested by Buyer in the collection of such proceeds or award. If Buyer fails to give Seller notice within such 20-day period, then Buyer will be deemed to have elected to terminate this Agreement as to the damaged or condemned Property. If the Agreement is not terminated, nothing herein shall limit any of the Buyer’s repair obligations under the Leases.

13. Seller’s Continued Operation of the Property.

(a) General. Except as otherwise contemplated or permitted by this Agreement or approved by Buyer in writing, from the Effective Date to the Closing Date, Seller will operate, maintain, repair and lease of the Property in a prudent manner, in the ordinary course of business, on an arm’s-length basis and consistent with its past practices (and without limiting the foregoing, Seller shall, in the ordinary course, negotiate with prospective tenants and enter into leases of the Property, enforce leases in all material respects, pay all costs and expenses of the Property, including, without limitation, debt service, real estate taxes and assessments, and maintain insurance and pay and perform loan obligations) and will not dispose of or encumber the Property or any part thereof, except for dispositions of personal property in the ordinary course of business.

(b) Actions Requiring Buyer’s Consent. Notwithstanding the above terms of this Section, from Approval Date until the Closing Date, Seller shall not, without the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed, take any of the following actions:

(i) Leases. Execute or renew any Lease; or terminate any Lease; or modify or waive any material term of any Lease; provided, however, that if Buyer has not responded to Seller’s request for approval of any such action within two (2) business days following written notice specifying the proposed action, Buyer shall be deemed to have approved the Lease action in question;

(ii) Contracts. Except as otherwise required under this Agreement, enter into, execute or terminate any operating agreement, reciprocal easement agreement, management agreement or any lease, contract, agreement or other commitment of any sort (including any contract for capital items or expenditures), with respect to the Property that will survive the Closing or otherwise bind the Buyer after the Closing.

(c) Cost of Tenant Improvements and Leasing Commissions. In connection with any new leases or modifications of existing Leases entered into between the Effective Date and the Closing, the cost of tenant improvement work and leasing commissions shall be prorated between Buyer and Seller in proportion to the ratio between the portion of the new lease term prior to the Closing Date and the portion of the new lease term after the Closing Date. Seller shall be responsible for the cost of tenant improvement work and leasing commissions for all Leases (and amendments thereto) entered into prior to the Effective Date and due and payable six (6) months of the Closing Date, and Seller’s obligations with respect thereto shall survive the Closing; provided, however, if any Tenant shall exercise an option held by such Tenant under any existing Lease during the period between the Effective Date and the Closing, any obligation for tenant improvement work and leasing commissions associated with the exercise of such option shall be prorated between Seller and Buyer in proportion to the ratio between the portion of the extended lease term resulting from the exercise of the option prior to the Closing Date and the portion thereof after the Closing Date.

14. Non-Consummation of the Transaction. If the transaction is not consummated on or before the Closing Date, the following provisions shall apply:

(a) No Default. If the transaction is not consummated for a reason other than a default by one of the parties, then (i) Title Company and each party shall return to the depositor thereof the Earnest Money and all other funds and items which were deposited hereunder; (ii) Seller and Buyer shall each bear one-half of any Escrow cancellation charges. Any return of funds or other items by the Title Company or any party as provided herein shall not relieve either party of any liability it may have for its wrongful failure to close.

(b) Default by Seller. If the transaction is not consummated as a result of a default by Seller, then Buyer, as its sole and only remedies hereunder, to the exclusion of all other potential remedies, may terminate this Agreement by delivery of notice of termination to Seller, whereupon (A) the Earnest Money shall be immediately returned to Buyer, and (B) Seller shall pay to Buyer any title, escrow, legal and inspection fees incurred by Buyer and any other expenses incurred by Buyer in connection with its review of the Property and/or the negotiation, documentation and performance of this Agreement (including, without limitation, environmental and engineering consultants’ fees and expenses), subject to a cap of $25,000, in which case neither party shall have any further rights or obligations hereunder.

(c) Default by Buyer. If the Closing does not occur as a result of a default by Buyer, then (i) Buyer shall pay all escrow cancellation charges, (ii) To the extent it has not previously been delivered to Seller, the Title Company shall deliver the Earnest Money to Seller as its full and complete liquidated damages and its sole and exclusive remedy for Buyer’s default (provided that this provision shall not limit the Seller’s right to enforce Buyer’s obligations pursuant to Section 4(a), 15(f) and 15(1), and to obtain monetary damages from Buyer pursuant to those provisions above and beyond any amounts collected pursuant to this liquidated damages provision). If the transaction is not consummated because of a default by Buyer, the Earnest Money together with the interest accrued thereon shall be paid to and retained by Seller as liquidated damages. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER. Notwithstanding anything to the contrary contained in this Section 14(c), in the event of Buyer’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Buyer or any party related to or affiliated with Buyer is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible, and marketable title to the Property. In all other events, Seller’s remedies shall be limited to those described in this Section 14(c) and Sections 4(a), 15(f) and 15(1) hereof. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Buyer fails to perform any obligation of Buyer under this Agreement.

INITIALS: Seller	Buyer

15. Miscellaneous

(a) Disclosure of Transaction. Except as may be permitted in Section 15(n) below, neither party shall publicly announce or discuss the execution of this Agreement or the transaction contemplated hereby without the prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, nothing herein shall limit or restrict any public announcement or notification which Seller or its general partner is required to make under the applicable provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended and the rules and regulations adopted by the Securities and Exchange Commission thereunder.

(b) Possession. Possession of the Property shall be delivered to Buyer upon the Closing.

(c) Force Majeure. Seller’s corporate headquarters are located in San Mateo, California. If during the term of this Agreement, there occurs a Force Majeure Event (a fire or other casualty, act of God, riot or other civil disturbance, or any other event out of the control of Seller that prevents Seller from having access to and use of its headquarters facility for the conduct of its operations), Seller shall have the right, exerciseable by written notice to Buyer within five (5) business days of the date of the Force Majeure Event, to extend any period for Seller’s performance hereunder by an period of time equal to the time that Seller reasonably anticipates that it will be unable to use its headquarters, but not to exceed fourteen (14) days.

(d) Tax Protest. If as a result of any tax protest or otherwise any refund or reduction of real property or other tax or assessment relating to the Property during the period prior to Closing, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less equitable prorated costs of collection and subject to the rights of tenants under leases as to any such refunds. To the extent any such tax protest or proceedings are ongoing as of the Closing, Seller shall have the right, but not the obligation, to continue to pursue such protest or proceeding following the Closing, but only to the extent that it applies to the pre-closing tax periods.

(e) Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand or confirmed telecopy delivery, (ii) one (1) day after being deposited with Federal Express, DHL Worldwide Express or another reliable overnight courier service, or (iii) two (2) days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as indicated below, or such other address as either party may from time to time specify in writing to the other.

If to Buyer:	If to Seller:

Glenborough Properties, L.P.
400 South El Camino, 11th Floor San Mateo, CA 94402-1708
Attention: Peter J. Chartz Telecopy No. (650) 343-9690

with a copy to:	with a copy to:

Glenborough Realty Trust Incorporated, 400 South El Camino Real, 11th Floor, San Mateo, CA 94402-1708
Attention: G. Lee Burns, Jr.
Telecopy No. (650) 343-7438

(f) Brokers and Finder. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with the transaction contemplated herein, except that Seller has engaged Marcus & Milichap, Ontario, California, and shall be responsible for all obligations due such persons in connection with the transactions described herein and Buyer has engaged and shall be responsible for all obligations due such broker in connection with the transactions described herein. In the event that any broker or finder perfects a claim for a commission or finder’s fee based upon any such contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and shall indemnify and hold harmless the other party from and against all liabilities, losses, costs and expenses (including reasonable attorneys’ fees) arising in connection with such claim for a commission or finder’s fee. The provisions of this Subsection shall survive the Closing.

(g) Successors and Assigns. Subject to the following, this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, heirs, administrators and assigns. Buyer shall have the right, with notice to Seller, and upon receipt of Seller’s consent, which shall not be unreasonably withheld or delayed, to assign its right, title and interest in and to this Agreement to one or more assignees at any time before the Closing Date; provided, however that such assignee(s) shall assume all obligations of Buyer, and such assignment and assumption shall not release Buyer from any obligation hereunder. Seller shall not have the right to assign its interest in this Agreement.

(h) Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

(i) Governing Law. This Agreement has been negotiated and executed in San Mateo County, California and the substantive laws of the State of California, without reference to its conflict of laws provisions, will govern the validity, construction, and enforcement of this Agreement.

(j) Merger of Prior Agreements. This Agreement and the Addenda, Exhibits and Schedules hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

(k) Time for Performance. Any time deadlines contained herein shall be calculated by reference to calendar days unless otherwise specifically notes. For notice purposes hereunder, days shall be deemed to end at 5:00 P.M. Pacific Time. In the event that any time periods for performance hereunder fall on a weekend or legal holiday (either national holiday, California holiday, or official holiday in the state where the Property is located), the date for performance shall be the next following business day.

(1) Enforcement. If either party fails to perform any of its obligations under this Agreement or if a dispute arises between the parties concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, arbitration or court costs and attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this

Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

(m) Time of the Essence. Time is of the essence of this Agreement.

(n) Severability. If any provision of this Agreement. or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(o) Confidentiality. Buyer and Seller shall each maintain as confidential any and all material or information about the other, or in the case of Buyer and its agents, employees, consultants and contractors, about the Property, and shall not disclose such information to any third party, except, in the case of information about the Property or the Seller, to Buyer’s investment bankers, lender or prospective lenders, insurance and reinsurance firms, attorneys, environmental assessment and remediation service firms and consultants, as may be reasonably required for the consummation of this transaction and/or as required by law.

(p) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(q) Addenda, Exhibits and Schedules. All addenda, exhibits and schedules referred to herein are, unless otherwise indicated, incorporate herein by this reference as though set forth herein in full.

(r) Construction. Headings at the beginning of each section and subsection are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.

(s) Tax Free Exchange. As an accommodation to Seller, Buyer agrees to cooperate with Seller to accomplish an I.R.C. Section 1031 like kind tax deferred exchange, provided that the following terms and conditions are met; (i) Seller shall give Buyer notice of any desired exchange not later than five (5) days prior to the Closing Date; (ii) Buyer shall in no way be liable for any additional costs, fees and/or expenses relating to the exchange; (iii) if, for whatever reason, the

Closing does not occur, Buyer shall have no responsibility or liability to the third party involved in the exchange transaction, if any; and (iv) Buyer shall not be required to make any representations or warranties nor assume or incur any obligations or personal liability whatsoever in connection with the exchange transaction. Seller indemnifies and agrees to hold Buyer and its partners harmless from and against any and all causes, claims, demands, liabilities, costs and expenses, including attorneys’ fees, as a result of or in connection with any such exchange. Seller shall have the right, in Seller’s sole and absolute discretion, exercisable by written notice to the Buyer not less than five (5) days prior to the scheduled Closing Date, to extend the Closing for a period of not more than forty-five (45) days to permit Seller to coordinate its exchange and/or identify exchange property(ies).

IN WITNESS WHEREOF, the parties have executed this Agreement as of last date listed below next to the signatures of the Seller and Buyer.

Seller

RANCON REALTY FUND V, a California limited partnership

/s/ Daniel L. Stephenson
By	Rancon Financial Corporation General Partner

Date: 2/25/2005

Buyer

/s/ Tony Padilla
Tony Padilla

/s/ Armada Padilla
Armada Padilla

Date: 2/18/2005

First American Title Insurance Company

The undersigned executes this Agreement for the purposes of acknowledging its agreement to serve as escrow agent in accordance with the terms of this Agreement and to acknowledge receipt of the Earnest Money from the Buyer.

First American Title Insurance Company

By:

Its:

Addendum I Definitions

Terms used in this Agreement shall have the meanings set forth below:

1.	Actual Knowledge of Buyer (or Buyer’s Actual Knowledge.) The knowledge of any Responsible Individual of Buyer, without duty of inquiry; provided that so qualifying Buyer’s knowledge shall in no event give rise to any personal liability on the part of the Responsible Individual, on account of any breach of any representation and warranty of Buyer herein. Actual Knowledge shall not include constructive knowledge, imputed knowledge, or knowledge Buyer or such Responsible Party do not have but could have obtained through further investigation or inquiry.

2.	Actual Knowledge of Seller (or Seller’s Actual Knowledge.) The knowledge of any Responsible Individual of Seller, without duty of inquiry; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of the Responsible Individual, on account of any breach of any representation and warranty of Seller herein. Actual Knowledge shall not include constructive knowledge, imputed knowledge, or knowledge Seller or such Responsible Party do not have but could have obtained through further investigation or inquiry.

3.	Additional Deposit. The sum of Two Hundred Fifty Thousand Dollars ($250,000) that Buyer is required to deposit pursuant to Section 3(a)(i).

4.	Additional Rents. All amounts, other than Fixed Rents, due from any Tenant under any Lease, including without limitation, percentage rents, escalation charges for real estate taxes, parking charges, marketing fund charges, reimbursement of operating expenses or common area expenses, maintenance escalation rents or charges, cost of living increases or other charges of a similar nature, if any, and any additional charges and expenses payable under any Lease.

5.	Agreement. This Agreement between Seller and Buyer, including all Addenda, Schedules and Exhibits attached hereto and incorporated herein by reference.

6.	Approval Date. 5:00 P.M. Pacific Time on the end of the Due Diligence Period.

7.	Assignment of Contracts. An Assignment and Assumption of Service Contracts, Guaranties and Warranties and Other Intangible Property in the form of Exhibit D attached hereto.

8.	Assignment of Leases. An Assignment and Assumption of Leases in the form of Exhibit B attached hereto.

9.	Bill of Sale. A Bill of Sale in the form of Exhibit C attached hereto.

10.	Buyer. Tony Padilla and Armida Padilla.

11.	Buyer’s Conditions Precedent. Conditions precedent to Buyer’s obligation to consummate this transaction, as set forth in the Section entitled “Conditions to Closing.”

12.	Cash. Immediately available funds to be paid by Buyer at the Closing, as provided in the Section entitled “Consideration”.

13.	Closing. The delivery of the Deed and the other documents required to be delivered hereunder and the payment of the Consideration.

14.	Closing Date. March 15, 2005. 313 [v] f [06]

15.	Consideration. The total consideration to be paid by Buyer to Seller as described in the Section entitled “Consideration.”

16.	Contracts. The service contracts, construction contracts for work in progress, any warranties thereunder, management contracts, unrecorded reciprocal easement agreements, operating agreements, maintenance agreements, franchise agreements and other similar agreements relating to the Property.

17.	Creditors’ Rights Laws. All bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, as well as general equitable principles whether or not the enforcement thereof is considered to be a proceeding at law or in equity.

18.	Deed. A grant deed or warranty deed in the form attached hereto as Exhibit A.

19.	Due Diligence Materials. The materials described in Addendum III.

20.	Due Diligence Period. The period expiring on the first to occur of (i) seven (7) days after receipt of the Due Diligence Materials or (ii) February 25, 2005, but in no event shall such period expire before the Effective Date..

21.	Earnest Money. The sum of the Initial Deposit and the Additional Deposit and any interest accrued thereon while held by the Title Company.

22.	Effective Date. The date this Agreement is signed by Seller.

23.	Environmental Laws. All federal, state, local or administrative agency ordinances, laws, rules, regulations, orders or requirements relating to Hazardous Materials.

24.	Expenses. All operating expenses normal to the operation and maintenance of the Property, including without limitation real property taxes and assessments; current installments of any improvement bonds or assessments which are a lien on the Property or which are pending and may become a lien on the Property; water, sewer and utility charges; amounts payable under any Contract for any period in which the Closing occurs; permits, licenses and inspection fees. Expenses shall not include expenses which are of a capital nature.

25.	Fixed Rents. The fixed periodic payments under any Lease.

26.	General Intangibles. All general intangibles relating to design, development, operation, management and use of the Real Property; all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations, licenses and consents obtained from any governmental authority or other person in connection with the development, use, operation or management of the Real Property; all engineering reports, architectural drawings, plans and specifications relating to all or any portion of the Real Property, and all payment and performance bonds or warranties or guarantees relating to the Real Property; and all of Seller’s right, title and interest in and to any and all of the following to the extent assignable: trademarks, service marks, logos or other source and business identifiers, trademark registration and applications for registration used at or relating to the Real Property and any written agreement granting to Seller any right to use any trademark or trademark registration at or in connection with the Real Property.

27.	Hazardous Materials. Hazardous or toxic materials, substances or wastes, or other materials injurious to human health or the environment.

28.	Improvements. All buildings, parking lots, signs, walks and walkways, fixtures and equipment and all other improvements located at or on or affixed to the Land to the full extent that such items are owned by Seller and constitute realty under the laws of the state in which the Land is located.

29.	Initial Deposit. The Two Hundred Fifty Thousand Dollars ($250,000) that Buyer has deposited in escrow with the Title Company prior to the execution of this Agreement.

30.	Land. The land described in Schedule 1 attached hereto, together with all appurtenances thereto, including without limitation easements and mineral and water rights.

31.	Laws. All Environmental Laws, zoning and land use laws, and other local, state and federal laws and regulations applicable to the Property.

32.	Leases. The leases listed in the Rent Roll, together with any leases executed between the Effective Date and the Closing Date.

33.	Lease Rights. All of Seller’s right, title and interest in and to the Leases and any and all guarantees of the Leases.

34.	Major Loss is defined as any damage or destruction to, or condemnation of, any Real Property as to which the cost to repair, or the value of the portion taken, as the case may be, exceeds 10% of the Consideration.

35.	Material Damage. Damage in excess of one percent (1%) of the Consideration suffered by Buyer as a result of any inaccuracy or breach of any representation or warranty or covenant (on a cumulative basis and not per occurrence) by Seller hereunder.

36.	Minor Loss is defined as any such damage, destruction or condemnation that is not a Major Loss.

37.	Permitted Exceptions. The Leases and the exceptions to title approved by Buyer during the Due Diligence Period, pursuant to the title review procedure set forth in the Agreement.

38.	Personal Property. All of Seller’s right, title and interest in and to the personal property and any interest therein owned by Seller or held directly for the benefit of Seller, if any, located on the Real Property and used in the operation or maintenance of the Real Property.

39.	Property. The Real Property, together with the Leases, the Personal Property, the General Intangibles and the Contracts.

40.	Real Property. The Land and Improvements.

41.	Rent Roll. The list of each of the Leases as of the date of this Agreement, attached hereto as Schedule 3.

42.	Rents. The fixed periodic rental payments under any Lease.

43.	Required Tenants. The Tenant currently occupying the Property.

44.	Responsible Individuals. With respect to Buyer: ; and with respect to Seller: Peter Chartz.

45.	Seller. Rancon Realty Fund V, a California limited partnership.

46.	Seller’s Conditions Precedent. Conditions precedent to Seller’s obligation to consummate this transaction, as set forth in the Section entitled “Conditions to Closing.

47.	Service Contracts. All Contracts involving ongoing services and periodic payment therefor, as distinguished from franchise agreements, easements, guarantees, warranties and the like.

48.	Tenant(s). Each and all tenants as listed on the Rent Roll.

49.	Tenant Estoppel Certiticates. Tenant estoppel certificates in the form attached hereto as Exhibit F (or on such other form as may be prescribed in any Tenant Lease), to be provided by Seller as provided in the Section entitled “Tenant Estoppel Certificates.”

50.	Title Company. First American Title Insurance Company, whose address is: 1737 North First Street, San Jose, CA 95112.

51.	Title Policy. A policy of standard coverage American Land Title Association Owner’s Policy of Title Insurance, issued by Title Company in the amount of the Consideration, showing title vested in Buyer subject only to the Permitted Exceptions.

Addendum II

Seller’s Representations and Warranties Seller

hereby represents and warrants to Buyer as follows:

A. Organization and Authorization.

1. Rancon Realty Fund V is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California, and is qualified to do business in the state of where the Property is located.

2. Seller has full power and authority to execute and deliver this Agreement and to perform all of the terms and conditions hereof to be performed by Seller and to consummate the transactions contemplated hereby. This Agreement and all documents executed by Seller which are to be delivered to Buyer at Closing have been duly executed and delivered by Seller and are or at the time of Closing will be the legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as the enforcement thereof may be limited by applicable Creditors’ Rights Laws. Seller is not presently subject to any bankruptcy, insolvency, reorganization, moratorium, or similar proceeding.

3. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller and its constituent entities, if any, have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

B. Title Matters

1. There are no adverse or other parties in possession of the Property, or any part thereof, with the consent of Seller except Seller and Tenants. No party has been granted by Seller any license, easement, lease, or other right relating to the use or possession of the Property or any part thereof, except Tenants or the matters of record.

C. Property Condition, Use and Compliance

1. Compliance with Laws. Except as set forth on Schedule II.C.1., to Seller’s Actual Knowledge, no Responsible Individual of Seller has received written notice that the use or operation of the Property is in violation of any applicable Laws.

2. No Regulatory Proceedings. Except as set forth on Schedule II.C.2., to Seller’s Actual Knowledge, no Responsible Individual of Seller has received any written notice of any condemnation, environmental, zoning or other land-use regulation proceedings that have been instituted, or are planned to be instituted, which directly identify any of the Property, nor has any Responsible Individual of Seller received written notice of any special assessment proceedings affecting any of the Property. Seller shall notify Buyer promptly of any such proceedings of which any Seller becomes aware prior to Closing.

D. The Leases

1. Rent Roll. The Rent Roll attached hereto completely and accurately reflects the material terms and conditions of the Leases in all material respects as of its date. Except as disclosed on the Rent Roll, to the Actual Knowledge of Seller, there are no other Tenants at the Property with Seller’s consent, and no Rental under any Lease has been collected in advance of the current month. The Rent Roll shall be updated at the Closing to reflect any changes which occur after the Effective Date.

2. Security Deposits. The Rent Roll sets forth all cash security deposits held by Seller or its immediate predecessor in interest as to the Property. Neither Seller nor its immediate predecessor in interest as to the Property have received from any Tenant or any other party written notice of any claim (other than for customary refund at the expiration of a Lease) to all or any part of any security deposit, except as set forth on the Rent Roll and/or the Tenant Estoppel Certificates.

E. Other Matters

1. No Litigation. Except as set forth on Schedule II.E.1., there is no litigation pending or, to Seller’s Actual Knowledge, threatened: (i) against Seller that arises out of the ownership of the Property or that might materially and detrimentally affect the value or the use or operation of any of the Property for its intended purpose or the ability of such Seller to perform its obligations under this Agreement; or (ii) by Seller against any Tenant. Seller shall notify Buyer promptly of any such litigation of which Seller becomes aware before Closing.

2. No Contracts for Improvements. Except as set forth on Schedule II.E.2. and in connection R-ith any new leases executed after the Effective Date and prior to Closing, at the time of Closing there will be no outstanding written or oral contracts made by a : c i i e r for any improvements to the Property which have not been fully paid for nd Seller shall cause to be discharged all mechanics and materialmen’s liens arising from any labor or materials furnished to the Property prior to the time of Closing.

3. Exhibits and Schedules. The Schedules attached hereto, as provided by or on behalf of Seller, completely and correctly present in all material respects the information required by this Agreement to be set forth therein, provided, however, that as set forth in more detail in the Agreement, Seller makes no representation or warranty as to the completeness or accuracy of any materials contained in the Schedules that have been prepared by third parties unrelated to Seller.

4. Seller Not a Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(l)(3) of the Internal Revenue Code.

F. Miscellaneous

1. Timeliness of Representations and Warranties. All representations and warranties set forth Ile: ,’i.1 shall be deemed to be given as of the Effective Date and the Closing Date unic: a Seller otherwise notifies Buyer in writing prior to the Closing.

2. Materiality L:m tation. Buyer shall not be entitled to any right or remedy for any inaccuracy in or breach of any representation, warranty or covenant under this Agreement or any conveyance document unless the amount of damages proximately caused thereby exceeds the amount of Material Damage.

3. Continuation and Survival of Representations and Warranties, Etc. All representations and warranties by the respective parties contained herein or made in writing pursurni to this Agreement are intended to and shall remain true and correct as of the time or Closing, shall be deemed to be material, and, together with all conditions, c ; , enants and indemnities made by the respective parties contained herein or made in writing pursuant to this Agreement (except as otherwise expressly limited or expanded by the terms of this Agreement), shall survive the execution and delivery this Agreement and shall survive the Closing for a period of six (6) months afte Closing, or, to the extent the context requires, beyond any termination of this A <r’ :’.~ 1_lent for a period of six (6) months. Any claim for breach of a representation anti warranty given hereunder must be filed and served within this six month period, c1 be deemed waived and released.

ADDENDUM III

Due Diligence Materials to be Delivered

by Seller to Buyer

Chuck E. Cheese

I. FINANCIAL INFORMATION

•	Annual Operating Statements – 2003, 2005 and 2005 YTD Rent Roll, dated February 10, 2005

II. TITLE & SURVEY

•	Preliminary Title Report, prepared by First American Title, dated December 2004

•	Documentation supporting exceptions to title

•	Tri-City Corporate Centre Plan, dated January 1999

III. ENVIRONMENTAL REPORTS

•	Phase I Report, prepared by Pacific Southwest Group, dated November 1999

IV. LEASES & TENANT INFORMATION

I Lease with any/all addendums and amendments

•	Hoovers Report – Chuck E Cheese

•	Tenant Sales History

V. OPERATING INFORMATION

Tri-City Master Maintenance Association – 2005 Budget

Tri-City Master Maintenance Association #3 – 2005 Budget

Exhibit B

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (“Assignment”) dated as of                     , 2005, is entered into by and between Rancon Realty Fund V, a California limited partnership                                                                                                        (“Assignor”),                                                                                                                                                                                                                       and                                                                                                                                                                                                                                                                                                                                                                                                                                                         ,                                                                                                                                                                                                                           a                                               (“Assignee”).

WITNESSETH:

WHEREAS, Assignor is the lessor under certain leases executed with respect to that certain real property commonly known as                                                                       (the “Property”) as more fully described in Exhibit A attached hereto, which leases are described in the Rent Roll attached hereto as Schedule 1 (the “Leases”); and

WHEREAS, Assignor has entered into that certain Purchase Agreement (the “Agreement”) by which title to the Property is being transferred to Assignee; and

WHEREAS, Assignor desires to assign its interest as lessor in the Leases to Assignee, and Assignee desires to accept the assignment thereof;

NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

1.	Effective as of the Closing Date (as defined in the Agreement), Assignor hereby assigns to Assignee all of its right, title and interest in and to the Leases, and any guarantees related thereto.

2.	Except as otherwise set forth in the Agreement, Assignor hereby agrees to indemnify, protect and defend Assignee against, and hold Assignee harmless from any and all cost, liability, loss, damage or expense, including without limitation, reasonable attorneys’ fees and costs and court costs, arising out of facts or circumstances occurring prior to the Closing Date and arising out of the lessor’s obligations under the Leases.

3.	Except as otherwise set forth in the Agreement, effective as of the Closing Date, Assignee hereby assumes all of the lessor’s obligations arising after the Closing Date under the Leases and agrees to indemnify, protect and defend Assignor against and hold Assignor harmless from any and all cost, liability, loss, damage or expense, including without limitation, reasonable attorneys’ fees and costs and court costs, arising out of facts or circumstances occurring subsequent to the Closing Date and arising out of the lessor’s obligations under the Leases.

4.	If either party hereto fails to perform any of its obligations under this Assignment or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Assignment, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder including, without limitation, court costs and attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment and such attorneys’ fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

5.	This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

6.	This Assignment shall be governed by and construed in accordance with the laws of the State of California, without reference to its conflicts of laws provisions.

7.	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNEE	ASSIGNOR
RANCON REALTY FUND V, a California limited partnership

Rancon Financial Corporation General Partner

Exhibit A

to Assignment and Assumption of Leases

Real Property Description

Schedule 1

to Assignment and Assumption of Leases

Rent Roll

Exhibit C

BILL OF SALE

For good and valuable consideration the receipt of which is hereby acknowledged, Rancon Realty Fund V, a California limited partnership (“Transferor”), does hereby sell, transfer, and convey to                                                                                               , a                                                                       (“Transferee”) all personal property owned by Transferor and located on or in or used in connection with the Real Property (as defined in that certain Purchase Agreement between Transferor and Transferee) commonly known as including, without limitation, those items described in Schedule 1 attached hereto, and same are being conveyed free of any lien or encumbrance thereon except as previously disclosed to and accepted by Transferee.

Dated:                     , 2005

Transferor

RANCON REALTY FUND V, a California limited partnership

Rancon Financial Corporation General Partner

Schedule 1

to Bill of Sale

Personal Property

Exhibit D

Assignment and Assumption of Service Contracts,

Warranties and Guaranties, and Other General Intangibles

This Assignment of Service Contracts, Warranties and Guaranties and Other Intangible Property (“Assignment”) is made and entered into as of                     , 2005, by Rancon Realty Fund V, a California limited partnership (“Assignor”), to                                         , a                                                               (“Assignee”), pursuant to that certain Purchase Agreement (the “Agreement”) between Assignor and Assignee relating to the real property owned by Assignor and commonly known as the

For good and valuable consideration, the receipt of which is hereby acknowledged, effective as of the Closing Date (as defined in the Agreement), Assignor hereby assigns and transfers unto Assignee all of its right, title, claim and interest in and under:

(a) all warranties and guaranties made by or received from any third party with respect to any building, building component, structure, fixture, machinery, equipment, or material situated on, contained in any building or other improvement situated on, or comprising a part of any building or other improvement situated on, any part of that certain real property described in Exhibit A attached hereto including, without limitation, those warranties and guaranties listed in Schedule 1 attached hereto (collectively, “Warranties”); provided however, that to the extent there are any third party costs and expenses in connection with the assignment of any Warranties, Seller shall not be obligated to assign such Warranties to Buyer unless Buyer pays all such costs and expenses.

(b) all of the Service Contracts listed in Schedule 2 attached hereto; and

(c) any General Intangibles (as defined in the Agreement). Assignor and Assignee further hereby agree and covenant as follows:

1. Effective as of the Closing Date, Assignee hereby assumes all of Assignor’s obligations under the Service Contracts and agrees to indemnify, protect and defend Assignor against and hold Assignor harmless from any and all cost, liability, loss, damage or expense, including, without limitation, reasonable attorneys’ fees and costs and court costs, originating on or subsequent to the Closing Date and arising out of the owner’s obligations under the Service Contracts. Assignor hereby agrees to indemnify, protect and defend Assignee against and hold Assignee harmless from any and all cost, liability, loss, damage or expense, including, without limitation, reasonable attorneys’ fees and costs and court costs, originating prior to the Closing Date and arising out of the owner’s obligations under the Service Contracts.

2. If either party hereto fails to perform any of its obligations under this Assignment or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Assignment, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys, fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

3. Assignor hereby covenants that Assignor will, at any time and from time to time, upon written request therefor, execute and deliver to Assignee any new or confirmatory instruments which Assignee may reasonably request in order to fully assign, transfer to and vest in Assignee, and to protect Assignee’s right, title and interest in and to, any of the items assigned herein or to otherwise realize upon or enjoy such rights in and to those items.

4. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns

5. This Assignment shall be governed by and construed and in accordance with laws of the State of California.

6. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNEE	ASSIGNOR

RANCON REALTY FUND V, a California limited partnership

	By:	Rancon Financial Corporation General Partner

By:
Its:

Date:

Exhibit A

to

Assignment and Assumption of Service Contracts,

Warranties and Guaranties, and Other General Intangibles

Real Property Description

Schedule 1

to

Assignment and Assumption of Service Contracts,

Warranties and Guaranties, and Other Intangible Property

Warranties and Guaranties

Schedule 2

to

Assignment and Assumption of Service Contracts,

Warranties and Guaranties, and Other Intangible Property

Service Contracts

Exhibit E

Certificate of Transferor

Other Than an Individual

(FIRPTA Affidavit)

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform                                          , a                                         , the transferee of certain real property located at                      , California, that withholding of tax is not required upon the disposition of such U.S. real property interest by Rancon Realty Fund V, a California limited partnership (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s U.S. employer identification number is ; and

3.	Transferor’s office address is 400 El Camino Real, 11th Floor San Mateo, California 94402

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury, I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated:                                         , 2005

on behalf of:

Rancon Realty Fund V,
a California limited partnership

Exhibit F

Form of Tenant’s Estoppel Certificate

(“Buyer”)

RE:	Attached Lease (and any amendments) Dated , (the “Lease”), by and between , as lessor (“Lessor”), and , as lessee (“Lessee”), with respect to certain premises (the “Leased Premises”) located at (address) (the “Property”).

Ladies and Gentlemen:

The undersigned hereby acknowledges that Buyer is entering into an agreement to acquire the Property. The undersigned further acknowledges the right of Lessor and Buyer to rely upon the statements and representations of the undersigned contained in this Certificate and further acknowledges that Buyer will be acquiring the Property in material reliance on this Certificate.

Given the foregoing, the undersigned Lessee hereby certifies and represents unto Buyer, its successors and assigns, with respect to the above-described Lease, which is comprised of the following documents in addition to the above referenced Lease: (if any blanks do not apply, simply state “None”):

1.	Lease Effective. The Lease has been duly executed and delivered by Lessee and, subject to the terms and conditions thereof, the Lease is in full force and effect, the obligations of Lessee thereunder are valid and binding and there have been no further amendments, modifications or additions to the Lease, written or oral;

2.	No Default. To the best of Lessee’s knowledge, as of the date hereof: (i) there exists no breach, default, or event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Lease; and (ii) there are no existing claims, defenses or offsets against rental due or to become due under the Lease; (iii) The improvements and space required to be furnished according to the Lease have been duly delivered by Lessor and accepted by Lessee and the Premises are in good condition and not in need of repair as of the date of this certificate except:

3.	Entire Agreement. The Lease constitutes the entire agreement between Lessor and Lessee with respect to the Property and Lessee claims no rights with respect to the Property other than as set forth in the Lease;

4.	Rent: No Prepaid Rent: Security Deposit. The base rent is per month. Lessor has not, as an inducement, assumed any of the Lessee’s Lease obligations and has made no arrangements with the Lessee covering free rent, partial rent, rebate of rental payments or any other type of rental concession except: No deposits or prepayments of rent have been made in connection with the Lease, except as follows: (describe as security deposit any interest accrued thereon or rental prepayment);

5.	Term. The Start Date was ; the Lease Term ends on

6.	Sublet or Assignment. Except as set forth below, the Lessee has not sublet or assigned any portion of the Premises and no person or firm other than Lessee and its employees is in possession of any portion of the Premises:

7.	Options or Expansion Rights. The Lessee has no option, right of first refusal or other right to purchase the Property or any portion thereof, or any rights to expand or contract the size of the Premises, or to renew or extend the Lease except:

8.	Ratification. Lessee, effective as of the date of the transfer of title to the Property to Buyer or its assignee, ratifies and confirms the Lease and the tenancy created pursuant to the terms thereof and recognizes Buyer or its assignee as the lessor thereunder.

LESSEE.

By:
(print name)
(print title) Dated:

Its:

Exhibit F.1

Form of Seller Certificat

(“Buyer”)

RE:	Attached Lease (and any amendments) Dated , (the Lease”), by and between , as lessor (“Lessor”), and as lessee (“Lessee”), with respect to certain premises (the “Leased Premises”) located at , (address) (the “Property”).

Ladies and Gentlemen:

The undersigned (“Seller”) hereby acknowledges that Buyer is entering into an agreement to acquire the Property. The undersigned further acknowledges the right of Buyer to rely upon the statements and representations of the undersigned contained in this Certificate and further acknowledges that Buyer will be acquiring the Property in material reliance on this Certificate. This Certificate shall survive the Buyer’s acquisition of the Property for a period of six (6) months from the Closing. Any undefined terms herein shall have the same meaning as set forth in the Purchase Agreement between the undersigned and the Buyer.

Given the foregoing, the undersigned hereby certifies and represents unto Buyer, its successors and assigns, with respect to the above-described Lease, which is comprised of the following documents in addition to the above referenced Lease: (if any blanks do not apply, simply state “None”):

1. Lease Effective. To the Seller’s Actual Knowledge of Seller, the Lease has been duly executed and delivered by Lessee and, subject to the terms and conditions thereof, the Lease is in full force and effect, the obligations of Lessee thereunder are valid and binding. There have been no further amendments, modifications or additions to the Lease, written or oral;

2. No Default. To Seller’s Actual Knowledge, as of the date hereof: (i) there exists no breach, default, or event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Lease; and (ii) there are no existing claims, defenses or offsets against rental due or to become due under the Lease; (iii) The improvements and space required to be furnished according to the Lease have been duly delivered by Lessor and accepted by Lessee and the Premises are in good condition and not in need of repair as of the date of this certificate except:

3. Entire Agreement. The Lease constitutes the entire agreement between Lessor and Lessee with respect to the Property and Lessee claims no rights with respect to the Property other than as set forth in the Lease;

4. Rent: No Prepaid Rent: Security Deposit. The base rent is per month. Lessor has not, as an inducement, assumed any of the Lessee’s Lease obligations and has made no arrangements with the Lessee covering free rent, partial rent, rebate of rental payments or any other type of rental concession except                                         . No deposits or prepayments of rent have been made in connection with the Lease, except as follows:                                          (describe as security deposit, any interest accrued thereon, or rental prepayment);

5. Term. The Start Date was ; the Lease Term ends on

6. Sublet or Assignment. Except as set forth below, the Lessee has not sublet or assigned any portion of the Premises with the consent of Seller and to Seller’s Actual Knowledge no person or firm other than Lessee and its employees is in possession of any portion of the Premises:

7. Options or Expansion Rights. The Lessee has no option, right of first refusal or other right to purchase the Property or any portion thereof, or any rights to expand or contract the size of the Premises, or to renew or extend the Lease except:

RANCON REALTY FUND V, A California limited partnership

By:	Rancon Financial Corporation General Partner

Dated:

Schedule 1

Description of Land

See attached

Order Number:
NCS-135603-SC
Page Number: 7

LEGAL DESCRIPTION

Real property in the City of San Bernardino, County of San Bernardino, State of California, described as follows:

PARCEL 1 OF PARCEL MAP NO. 11370 RECORDED IN BOOK 127, PAGE 3 OF PARCEL MAPS, RECORDS OF SAN BERNARDINO COUNTY, CALIFORNIA.

APN: 0281-361-11-0-000

First American Title Insurance Company

Schedule 2

Contracts

None

Schedule 3

Rent Roll

See attached

Rent Roll for Chuck E. Cheese As of Feb 17, 2005

MO Yr
Pro	Lease Lease	Lease Doc Lease STS Suite
Charge	Charge Amt Amt	Rent Lease
PropertylD Suite RSF LSF USF Recovery Rata Corporate Name Start Renewal End Type Type Lease STS Type Start Date End Date Amount LSF LSF Date
Increase Deposit
PCHUCKCIU 777 12,200 12,200 12,200	CEC Entertainment Inc. 6/7/2003 6/30/2018 TNT NEW ACT ACT CAM
1/1/2005 3/31/2018 1,467.00 0.12 1.44 3/21/2003 10,833.33
TAX 111/2005 3/31/2018 3,555.00 0.29 3.50
3/21/2003 (10,833.33)
INS 1/1/2005 6/30/201821.00 0.00 0.02 6/7/2003
10,833.33
BRE 6/7/2003 6/6/2008 10,833.33 0.89 10.66
6/7/2008		11,916.67
6/7/2013 13,108.33
12,200 12,200 12,200		15,876.33 0.00

OccupancyNacancy Summary		Charge Summary
Vacant RSF 	0.0%	Charge Type Amount Billed $ / mo Billed Suites RSF $ / mo Project RSF
Count Vacant 	0.0%	BRE	$10,833.33$0.89	12,200	$0.89
Occupiedt RSF 12,200	100.0%	CAM	$1,487.00$0.12	12.200	$0.12,
Count Occupied 1	100.0%	INS	$21.00$0.00	12,200	$0.00
	TAX	$3,555.00 $0.29	12,200	$0.29
		$15,876.33

Schedule II.C.1.

Violations

None

Schedule II.C.2.

Proceedings

None

Schedule II.E.1.

Litigation

Litigation Against Seller

None

Litigation by Seller or Seller’s Agent Against Any

Tenant None

Schedule II.E.2

Contracts for Improvements

None

Exhibit A

to Grant Deed

Real Property Description

Exhibit A

to Grant Deed

Real Property Description

Exhibit A Deed RECORDING

REQUESTED BY:

First American Title Insurance

Company Escrow No.

WHEN RECORDED RETURN

TO, AND MAIL TAX

STATEMENTS TO:

(Space above this line for Recorder’s use)

GRANT DEED

APN:

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Rancon                      Realty                      Fund                     V, a California limited partnership, hereby grants to                     , a                      , the real property located in the City of Temecula, County of Riverside, State of California, more particularly described on Exhibit A attached hereto.

Executed as of this      day of                     , 2005.

GRANTOR: RANCON REALTY FUND V, a California limited partnership

By	Rancon Financial Corporation, General Partner